EXHIBIT 99.1

NEWS RELEASE for March 12, 2012 at 6:00 AM ET

Contact:	Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

AMERIGON REPORTS 2011 FOURTH QUARTER, YEAR-END RESULTS;

PRODUCT REVENUES UP SEQUENTIALLY FROM 2011 THIRD QUARTER

NORTHVILLE, MI (March 12, 2012) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications, today announced its financial results for the fourth quarter and year ended December 31, 2011.

On May 16, 2011, Amerigon closed the previously announced acquisition of a majority interest in W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 fourth quarter includes a full quarter of operating results of W.E.T. and the twelve-month period includes seven and one-half months of W.E.T. operations. Also, included in the 2011 results are fees and expenses associated with the W.E.T. acquisition, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

President and CEO Daniel R. Coker said, “2011 was a year of significant accomplishments for the Company as we took steps to transform Amerigon into a much larger, more global company. We completed our twelfth year of producing and selling our popular Climate Control Seat™ (CCS™) systems and have now shipped more than 8.8 million units in total. The continued penetration of CCS, W.E.T. revenues and a much improved automotive market in 2011 resulted in strong year-over-year growth in revenues. We experienced solid demand for our heated and cooled cup holder, which was launched in late 2010, and we saw increasing progress for our heated and cooled luxury mattress line as well. Additionally, we made considerable advances in the development of our innovative thermoelectric generator (TEG) that has the potential to improve passenger car fuel efficiency by as much as five percent by converting waste heat from gas exhaust into electric power. The TEG technology was recently featured in Car & Driver as one of 2012’s 10 most promising future technologies.

“The most important accomplishment for the year was, of course, the acquisition of W.E.T.,” added Coker. “The combined companies are working well together despite anticipated delays with the registration of the domination agreement in the German courts. We are working to establish cooperation agreements between W.E.T. and Amerigon until the domination agreement is approved, and we are looking forward to continued growth and advancement in 2012.”

Year-End Financial Highlights

For 2011, product revenues increased to $369.6 million, up from $112.4 million in the prior year. Amerigon historical revenue, as presented in an accompanying table, increased 18 percent to $132.3 million in 2011 from $112.4 million in 2010. The W.E.T. revenues included in the Company’s 2011 revenues include the effects of the first Amerigon vehicle program to be produced in a W.E.T. facility, which totaled $9.3 million. The 2011 revenues include revenues from W.E.T. beginning May 16, 2011, net of $5.2 million in non-cash amortization of W.E.T.’s customer relationships. Gross margin as a percentage of revenue for 2011 was 26 percent compared with 29 percent in 2010, largely reflecting lower margins on W.E.T. revenue, higher raw material costs and an unfavorable product mix. W.E.T.’s gross margin of 24.4 percent was reduced by 2.2 percentage points because of non-cash acquisition accounting amortization expense.

The Company reported net income attributable to common shareholders for 2011 of $2.1 million, or $0.09 per basic and diluted share. Included in the 2011 results are fees and expenses associated with the W.E.T. acquisition and non-cash purchase accounting amortization and adjustments for inventory revaluation, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release. In total, these have decreased the Company’s net income attributable to common shareholders for 2011 by $13.0 million net of tax benefit, or $0.58 per basic and $0.56 per diluted share.

Adjusting for these, Amerigon would have reported net income attributable to common shareholders of $15.2 million, or $0.67 per basic and $0.65 per diluted share. The twelve-month results also include convertible preferred stock dividends of $8.2 million, which reduced net income attributable to common shareholders by $0.36 per basic and $0.35 per diluted share. Adjusting for all of these effects, Amerigon would have reported net income attributable to common shareholders of $23.4 million, or $1.03 per basic and $1.00 per diluted share compared with net income attributable to common shareholders in the prior year of $10.0 million, or $0.46 per basic and $0.44 per diluted share.

Adjusted EBITDA (which is described in the tables that follow) for 2011 was $50.3 million compared with Adjusted EBITDA of $13.7 million for 2010.

Historical Amerigon financial results and Adjusted EBITDA for 2011 (which are non-GAAP measures) are provided to help shareholders understand Amerigon’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of December 31, 2011, had total cash and cash equivalents of $23.8 million, total assets of $377.8 million, and shareholders’ equity of $107.7 million. Total debt was $76.2 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $50.1 million as of December 31, 2011.

Fourth Quarter Summary

Revenues for the 2011 fourth quarter increased to $131.0 million from $28.9 million in the prior year period. The increase in revenues primarily reflects additional W.E.T. revenue of $96.9 million. Amerigon historical revenue for the 2011 fourth quarter, as presented in an accompanying table, increased 18 percent to $34.1 million from $28.9 million in 2010. Some portion of the increase, the Company believes, represented pull ahead of some orders from the 2012 first quarter by certain of Amerigon’s customers in Asia. The W.E.T. revenues include the positive effects of the first Amerigon vehicle program to be produced in a W.E.T. facility, which totaled $4.9 million.

Revenues in the fourth quarter of 2011 increased 4.3 percent from $125.6 million in the 2011 third quarter, which sequentially is the first two full quarters of operations that include W.E.T. results.

The 2011 fourth quarter showed net income attributable to common shareholders of $6.0 million, or $0.26 per basic and $0.25 per diluted share, which reflected the significant impact of acquisition-related write-offs and one-time charges related to the acquisition and related financing totaling $2.1 million net of tax benefit, or $0.09 per basic and diluted share. These effects detailed in the attached table, importantly include amortization of the portion of the acquisition price assigned to intangibles and the write-off of acquisition costs and debt retirement expenses. Excluding these non-cash charges, Amerigon would have earned $8.1 million, or $0.35 per basic and $0.34 per diluted share. Net income attributable to common shareholders for the 2010 fourth quarter was $3.3 million, or $0.15 per basic and diluted share.

The 2011 fourth quarter results also include convertible preferred stock dividends of $2.5 million, which reduced net income attributable to common shareholders by $0.11 per basic and $0.10 per diluted share. Adjusting for all of these effects, Amerigon would have reported net income attributable to common shareholders of $10.6 million, or $0.45 per basic and $0.44 per diluted share as compared with net income attributable to common shareholders in the prior year period of $3.3 million, or $0.15 per basic and diluted share.

Gross margin as a percentage of revenue for the 2011 fourth quarter was 26 percent, compared with 30 percent in the fourth quarter of 2010 (for Amerigon alone). The decrease primarily reflects W.E.T.’s lower gross margin on sales (25.4 percent), and for Amerigon, higher raw material costs and an unfavorable mix of products sold. The W.E.T. gross margin is significantly impacted by acquisition accounting. The write-off of the purchase price allocated to customer relationships amounted to $2.1 million in the fourth quarter, which reduced W.E.T.’s gross margin by 1.6 percentage points.

Adjusted EBITDA for the 2011 fourth quarter was $14.8 million compared with Adjusted EBITDA of $2.8 million for the prior year period.

Interest Expense and Revaluation of Derivatives

Interest expense for the 2011 fourth quarter and full year was $1.1 million and $3.5 million, respectively, compared with $16,000 and $25,000 in interest income for the prior year periods. Approximately $1.3 million in interest expense was related to the debt of W.E.T., and the balance resulted from financing used to fund a portion of the W.E.T. acquisition.

For the 2011 fourth quarter and full year, the Company recorded losses related to the revaluation of derivative financial instruments totaling $545,000 and $6.1 million, respectively. The twelve-month amount included losses from the derivatives of W.E.T. totaling $8.7 million offset partially by $2.6 million of gains from revaluation of derivatives for Amerigon. W.E.T.’s derivative losses stem from its Cash Related Swap (CRS) contract and portfolio of currency derivative instruments. The Amerigon revaluation gain resulted from two derivatives embedded in its Series C Convertible Preferred Stock. These two derivatives, which were valued as liabilities totaling $2.6 million when the Series C Convertible Preferred Stock was issued, related to terms in which the Series C Preferred Stockholders would have received a redemption premium and certain warrants if the W.E.T. acquisition had not been completed. The carrying value of these derivatives was adjusted to zero upon consummation of the W.E.T. acquisition.

Research and Development, Selling, General and Administrative Expenses

The 2011 fourth quarter and full year results include a year-over-year increase in net research and development expenses of $7.4 million and $18.8 million, respectively. The increase for the 2011 fourth quarter was due to net research and development expenses from W.E.T. totaling $7.7 million. For 2011, the increase was due to the net research and development expenses from W.E.T. totaling $18.8 million.

Selling, general and administrative (SG&A) expenses for the 2011 fourth quarter and full year increased $12.5 million and $31.2 million, respectively. The increase for the 2011 fourth quarter and full year was primarily due to the SG&A expenses of W.E.T. (totaling $11.8 million and $27.7 million, respectively), a full year’s worth of expenses at Amerigon’s China office, an increase in employees in Amerigon’s Korea office, certain costs related to integration activities of the W.E.T. acquisition and higher bad debt expense related to certain receivable balances. Higher compensation expense from employee merit and headcount increases also contributed to the higher historical Amerigon SG&A expenses. For 2011, the selling, general and administrative expenses of W.E.T. include amortization of the fair value of W.E.T.’s customer order backlog totaling $3.0 million.

Guidance

The Company expects combined revenues of Amerigon/W.E.T. in the 2012 first quarter to be flat compared with the 2011 fourth quarter ($131.0 million), reflecting the pull ahead of certain orders in the fourth quarter of 2011. In spite of this, barring unforeseen economic turbulence, 2012 appears to be a strong year for the combined companies. Amerigon is expecting revenue growth for the full year in the range of 10 percent over the combined Amerigon/W.E.T. 2011 revenues (which were $502.2 million on a full year proforma basis).

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-4774. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and historical Amerigon financial results, may be considered non-GAAP financial measures. Amerigon believes this information is useful to investors because it provides a basis for measuring Amerigon’s available capital resources, the operating performance of Amerigon’s business and Amerigon’s cash flow that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Amerigon’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Amerigon’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Reconciliation between net income and EBITDA is provided in the financial tables at the end of this news release.

About Amerigon

Amerigon (NASDAQ-GS:ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on technologies developed by Amerigon and its majority-owned subsidiary, W.E.T. Automotive Systems AG, include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has more than 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2011.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Product revenues	$131,016	$28,917	$369,588	$112,403
Cost of sales	97,170	20,330	274,841	79,664

Gross margin	33,846	8,587	94,747	32,739
Operating expenses:
Research and development	10,451	2,764	29,372	11,922
Research and development reimbursements	(351)	(76)	(932)	(2,269)

Net research and development expenses	10,100	2,688	28,440	9,653
Acquisition transaction expenses	(64)	—	5,316	—
Selling, general and administrative	16,018	3,506	42,110	10,955

Total operating expenses	26,054	6,194	75,866	20,608

Operating income	7,792	2,393	18,881	12,131
Interest income (expense)	(1,060)	16	(3,511)	25
Debt retirement expense	(190)	—	(1,160)	—
Revaluation of derivatives	(545)	—	(6,118)	—
Foreign currency gain	5,794	—	9,207	—
Loss from equity investment	(243)	—	(243)	(22)
Other income	(394)	36	(114)	145

Earnings before income tax	11,154	2,445	16,942	12,279
Income tax expense (benefit)	936	(690)	5,053	2,921

Net income	10,218	3,135	11,889	9,358
(Income) loss attributable to non-controlling interest	(1,720)	167	(1,545)	592

Net income attributable to Amerigon, Inc.	8,498	3,302	10,344	—
Convertible preferred stock dividends	(2,490)	—	(8,228)	—

Net income (loss) attributable to common shareholders	$6,008	$3,302	$2,116	$9,950

Basic earnings (loss) per share	$0.26	$0.15	$0.09	$0.46

Diluted earnings (loss) per share	$0.25	$0.15	$0.09	$0.44

Weighted average number of shares — basic	23,361	21,937	22,606	21,717

Weighted average number of shares — diluted	23,986	22,710	23,455	22,496

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AMERIGON INCORPORATED

RESULTS EXCLUDING W.E.T.

The following tables present select operations data for the periods as reported, amounts for W.E.T. operations and amounts for Amerigon less the W.E.T. amounts representing the historical portion of Amerigon. These Historical Amerigon financial results for the three- and twelve-month periods ended December 31, 2011, which are non-GAAP measures, are provided to help shareholders understand Amerigon’s results of operations in light of the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

	Three month period ended December 31,
	2011				2010
	As Reported	Less: W.E.T.		Historical Amerigon
	(In Thousands)
Product revenues	$131,016	$96,948		$34,068	$28,917
Cost of sales	97,170	72,332		24,838	20,330
Gross margin	$33,846	$24,616		$9,230	$8,587

Gross margin percent	25.8%	25.4	%(2)	27.1%	29.7%
Operating expenses:
Net research and development expenses	10,100	7,739		2,361	2,688
Acquisition transaction expenses	(64)	(245)		181	—
Selling, general and administrative expenses	16,018	11,835		4,183	3,506
Operating income	$7,792	$5,287		$2,505	$2,393
Earnings (loss) before income tax	11,154	9,403		1,751	2,445
.

	Twelve month period ended December 31,
	2011				2010
	As Reported	Less: W.E.T.(1)		Historical Amerigon
	(In Thousands)
Product revenues	$369,588	$237,248		$132,340	$112,403
Cost of sales	274,841	179,374		95,467	79,664
Gross margin	$94,747	$57,874		$36,873	$32,739

Gross margin percent	25.6%	24.4	%(2)	27.9%	29.1%
Operating expenses:
Net research and development expenses	28,440	18,793		9,647	9,653
Acquisition transaction expenses	5,316	468		4,848	—
Selling, general and administrative expenses	42,110	27,747		14,363	10,955
Operating income	$18,881	$10,866		$8,015	$12,131
Earnings before income tax	16,942	9,050		7,892	12,279

(1)	Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through December 31, 2011.
(2)	Includes inventory re-evaluation and customer relationship amortization expense which reduced W.E.T.’s gross margin percent for the three and twelve month periods by 1.6 percent and 2.2 percent, respectively.

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Reconciliation of Adjusted EBITDA to Net Income

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net Income	$10,218	$3,135	$11,889	$9,358
Add Back:
Income tax expense	936	(690)	5,053	2,921
Interest expense (income)	1,060	(16)	3,511	(25)
Depreciation and amortization	7,500	354	22,455	1,360
Adjustments:
Acquisition transaction expense	(64)	—	5,316	—
Debt retirement expenses	190	—	1,160	—
Unrealized currency (gain) loss	(5,611)	15	(3,756)	56
Unrealized revaluation of derivatives	544	—	4,685	—

Adjusted EBITDA	$14,773	$2,798	$50,313	$13,670

Use of Non-GAAP Financial Measures

In evaluating its business, Amerigon considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Amerigon compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2011	2010
ASSETS

Current Assets:
Cash & cash equivalents	$23,839	$26,584
Short-term investments	—	9,761
Accounts receivable, less allowance of $1,247 and $545, respectively	82,395	18,940
Inventory	46,344	6,825
Derivative financial instruments	2,675	—
Deferred income tax assets	12,732	4,905
Prepaid expenses and other assets	9,685	1,421

Total current assets	177,670	68,436
Property and equipment, net	44,794	4,197
Goodwill	24,245	—
Other intangible assets, net of accumulate amortization of $14,388 and $706, respectively	108,481	4,653
Deferred financing costs	2,441	—
Deferred income tax assets	11,402	1,279
Other non-current assets	8,774	857

Total assets	$377,807	$79,422

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$42,533	$15,275
Accrued liabilities	46,293	5,922
Current maturities of long-term debt	14,570	—
Derivative financial instruments	5,101	—
Deferred tax liabilities	3,218	—

Total current liabilities	111,715	21,197
Pension benefit obligation	3,872	688
Other Liabilities	1,862	—
Long-term debt, less current maturities	61,677	—
Derivative financial instruments	17,189	—
Deferred tax liabilities	23,679	—

Total liabilities	219,994	21,885

Series C Convertible Preferred Stock	50,098	—

Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 23,515,571 and 22,037,446 issued and outstanding at December 31, 2011 and 2010, respectively	80,502	65,148
Paid-in capital	23,489	20,128
Accumulated other comprehensive income	(14,754)	93
Accumulated deficit	(25,716)	(27,832)

Total Amerigon Incorporated shareholders’ equity	63,521	57,537
Non-controlling interest	44,194	—

Total shareholders’ equity	107,715	57,537

Total liabilities and shareholders’ equity	$377,807	$79,422

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AMERIGON INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

	Current Results		Future Periods (estimated)
	3 months	12 months	2012	2013	2014	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$(64)	$5,316	—	—	—	—
Debt retirement expense	190	1,160	—	—	—	—

	$126	$6,476	—	—	—	—

Non-cash purchase accounting impacts
Customer relationships amortization	$2,090	$5,222	$7,766	$7,766	$7,766	$47,826
Technology amortization	876	2,190	3,257	3,257	3,257	9,387
Product development costs amortization	440	1,002	2,101	2,150	2,150	1,267
Order backlog amortization	—	3,032	—	—	—	—
Inventory fair value adjustment	—	1,481	—	—	—	—

	$3,406	$12,927	$13,124	$13,173	$13,173	$58,480

Tax effect	(835)	(4,001)	(3,040)	(3,051)	(3,051)	(13,544)

Net Income effect	$2,697	$15,402	$10,084	$10,122	$10,122	$44,936
Non-controlling interest effect	(621)	(2,356)	(2,405)	(2,414)	(2,414)	(10,717)

Net income available to shareholders effect	$2,076	$13,046	$7,679	$7,708	$7,708	$34,219

Earnings (loss) per share—difference
Basic	$0.09	$0.58
Diluted	0.09	0.56

Series C Preferred Stock dividend	$2,490	$8,228	$6,711	$1,622	—	—

Earnings (loss) per share—difference
Basic	$0.11	$0.36
Diluted	0.10	0.35

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